Exhibit 5.1

Norton Rose Fulbright US LLP
October 27, 2025	1045 W. Fulton Market, Suite 1200
Chicago, Illinois 60607
United States of America

Cadiz Inc.
550 S. Hope Street, Suite 2850
Los Angeles, CA 90071

Re:	Cadiz Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offer and sale by Cadiz Inc., a Delaware corporation (the “Company”), of up to an aggregate of 1,875,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-281507) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (“SEC”) on August 13, 2024, the base prospectus, dated August 22, 2024, contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares, dated October 27, 2025, to be filed with the SEC pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company to a tribal investor under a credit agreement, entered into on October 27, 2025, as amended (the “Credit Agreement”), as part of the consideration for the lender to enter into and make disbursements under the Credit Agreement.

We have reviewed originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. Subject to the limitations set forth below, we have also made such examination of laws and regulations as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this letter.

In our examination, we have assumed the genuineness and authenticity of all signatures, including electronic signatures; the authenticity of all documents submitted to us as originals; the conformity to authentic original documents of all documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate. We have not independently verified such factual matters. We have assumed that there has been no oral or written modification of or amendment to any of the documents submitted to us, and there has been no waiver of any provision of any of the documents submitted to us, by action or omission of the parties or otherwise.

In expressing our opinion below, we have assumed, with your consent, that:

(a)	Each individual executing any of the documents submitted to us, whether on behalf of such individual or another person, is legally competent and has the capacity to do so;

(b)	Each individual executing any of the documents submitted to us on behalf of a party is duly authorized to do so; and

(c)	Each of the parties (other than the Company) executing any of the documents submitted to us has duly and validly executed and delivered each of such documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

The opinion set forth below is limited to the Delaware General Corporation Law, and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance and delivery pursuant to, and in accordance with, the Credit Agreement, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, to be filed with the SEC on October 28, 2025, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Yours very truly, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP